Exhibit 10.1

LIBERTY PROPERTY TRUST –

SENIOR OFFICER SEVERANCE PLAN

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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SECTION 1.

PURPOSE

The Company considers it essential to its best interests to foster the optimum performance of its management employees. The Company recognizes the possibility that a Change of Control of the Company or one or more Subsidiaries may occur, or that the Company may engage in certain other transactions which may affect its management employees, and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of management to the detriment of the Company.

In order to encourage management employees to maintain their continued attention and dedication to their duties and responsibilities, the Company originally adopted the Plan, effective as of December 13, 2001. The Plan was re-named and amended and restated to reflect certain design changes, effective September 30, 2015, and was further amended effective September 27, 2018. The Plan is hereby amended and restated effective October 27, 2019.

SECTION 2.

DEFINITIONS

As hereinafter used:

2.1          “409A Change of Control” has the meaning set forth in Section 5.1.

2.2          “Administrative Claim” has the meaning set forth in Section 6.3.

2.3          “Applicable Multiplier” with respect to each Employee, which shall be either 2.0 or 3.0, shall be set forth opposite the name of such Employee on Exhibit “A.”

2.4          “Board of Trustees” means the Board of Trustees of Liberty Property Trust.

2.5          “Cause” has the meaning set forth in Section 3.3.

2.6          A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events:

(a)               the date on which the shareholders of the Company (or the Board of Trustees, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or

(b)               the date on which the transactions contemplated by a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company are consummated, other than a transaction in which the holders of the Common Shares immediately prior to the transaction will have at least fifty percent (50%) of the voting power of the acquiring entity’s voting securities immediately after such transaction (without regard to such holders’ ownership of such acquiring entity’s voting securities immediately before or contemporaneously with such transaction), which voting securities are to be held by such holders immediately following such transaction in substantially the same proportion among themselves as such holders’ ownership of the Common Shares immediately before such transaction, or

(c)               the first date on which (i) the transactions contemplated by a definitive agreement to merge or consolidate the Company with or into the other constituent entity, or to merge such other entity with or into the Company, have been consummated, other than, in any such case, a merger or consolidation of the Company in which the holders of the Common Shares immediately prior to the merger or consolidation will have at least fifty percent (50%) of the voting power of the surviving entity’s voting securities immediately after such merger or consolidation (without regard to such holders’ ownership of such acquiring entity’s voting securities immediately before or contemporaneously with such merger or consolidation), which voting securities are to be held by such holders immediately following such merger or consolidation in substantially the same proportion among themselves as such holders’ ownership of the Common Shares immediately before such merger or consolidation, and (ii) members of the Board of Trustees prior to the consummation of such merger or consolidation cease to constitute a majority of the Board of Trustees, or

(d)               the date on which any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary), shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty percent (20%) of the outstanding Common Shares (without regard to any contractual or other restriction on the conversion or other exchange of securities into or for Common Shares), or

(e)               the first day after the date on which the Plan is effective when a majority of the members of the Board of Trustees shall have been members of the Board of Trustees for less than two (2) years, unless the nomination for election of each new trustee who was not a trustee at the beginning of such two (2)-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.

2.7          “Change of Control Period” means the period of time commencing six (6) months prior to a Change of Control and ending two (2) years after a Change of Control.

2.8          “Claimant” has the meaning set forth in Section 6.3.

2.9          “Common Shares” means the Common Shares of Beneficial Interest, $0.001 par value, of the Company and any other securities evidencing the common equity beneficial interest in the Company.

2.10        “Company” means Liberty Property Trust and/or Liberty Property Limited Partnership, and any successor in interest thereto.

2.11        “Compensation Committee” means the compensation committee of the Board of Trustees.

2.12        “Effective Date” of the Plan is September 30, 2015.

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2.13        “Disability” has the meaning set forth in Section 3.2.

2.14        “Employee” means a person:

(a)               whose name is listed in Exhibit “A” hereto, as such Exhibit may be amended or supplemented by the Compensation Committee from time to time, or who has been designated in writing by the Compensation Committee to participate in the Plan (even if such person’s name is not listed in Exhibit “A” hereto). It is intended that the Compensation Committee will review Exhibit “A” annually and update such Exhibit as needed; and

(b)               who is employed by the Company or a Subsidiary during the six (6) month period preceding a change of a Change of Control and is not ineligible to participate in the Plan as set forth in Section 3.6.

2.15        “Excise Tax” has the meaning set forth in Section 4.6.

2.16        “Extended Leave of Absence” has the meaning set forth in Section 3.2.

2.17        “Good Reason” has the meaning set forth in Section 3.4.

2.18        “Judicial Claim” has the meaning set forth in Section 6.3.

2.19        “Liberty Property Limited Partnership” means Liberty Property Limited Partnership, a Pennsylvania limited partnership.

2.20        “Liberty Property Trust” means Liberty Property Trust, a Maryland real estate investment trust.

2.21        “Notice of Termination” has the meaning set forth in Section 3.5.

2.22        “Paid Time Off” means time when, in accordance with the regular payroll practices and procedures applicable immediately preceding the earlier of the Termination Date or the date of the Change of Control, the Employee is entitled to receive remuneration without reporting for work.

2.23        “Pay” means the base salary of an eligible Employee at his or her stated weekly, monthly or annual rate as of the Employee’s Termination Date, or, if a higher amount, as of the date of the Change of Control. “Pay” does not include overtime pay, bonuses of any kind, commissions, incentive pay or any other remuneration. A “Year of Pay” shall be calculated in accordance with the regular payroll practices and procedures applicable immediately preceding the Change of Control.

2.24        “Payment” has the meaning set forth in Section 4.6.

2.25        “Plan” means this Senior Officer Severance Plan as set forth herein, and as may be amended from time to time.

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2.26        “Pro-Rata Bonus” means the Employee’s Three-Year Average Bonus, multiplied by a fraction in which the numerator is the number of days in the applicable calendar year in which the Employee was employed by the Company or a Subsidiary and the denominator is the total number of days in the applicable calendar year.

2.27        “Reduced Amount” has the meaning set forth in Section 4.6.

2.28        “Referee” has the meaning set forth in Section 4.6.

2.29        “Release” means the Company’s standard form of agreement and general release in a form substantially similar to the General Release Agreement attached hereto as Exhibit “B,” subject only to revisions necessary to comply with applicable law, that is executed by the Employee and the Company in connection with the termination of the Employee’s employment with the Company or a Subsidiary.

2.30        “Severance Pay” is a payment made to an eligible Employee pursuant to Section 3.1. All Severance Pay due to an eligible Employee must be paid to the eligible Employee within two (2) years after the date that the first Severance Pay payment is made to such Employee.

2.31        “Subsidiary” means Liberty Property Limited Partnership and each other subsidiary of Liberty Property Trust.

2.32        “Target Bonus” means the highest target annual incentive bonus for a full fiscal year for an eligible Employee during the Change of Control Period. Target Bonus does not include commissions and or other bonuses awarded by the Company other than on an annual basis (such as one-time grants of restricted stock).

2.33        “Termination Date” means the date upon which the Employee’s employment ceases with the Company or any Subsidiary, as the case may be.

2.34        “Three-Year Average Bonus” means the average annual cash incentive award paid to the Employee under the Company’s annual incentive compensation plan for the prior three fiscal years immediately preceding the Termination Date. If the Employee has been employed for less than three (3) fiscal years at the Termination Date, the Three-Year Average Bonus will be based on the average annual cash incentive award paid to the Employee under the Company’s annual incentive compensation plan for the completed fiscal years from the date the Employee commenced employment with the Company to the Termination Date. If no annual cash incentive award has been paid for a prior fiscal year because the Employee has not been employed with the Company long enough to have received an annual cash incentive award, then the Three-Year Average Bonus will be the Employee’s Target Bonus.

2.35        “Year of Pay” has the meaning set forth in Section 2.23.

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SECTION 3.

ELIGIBILITY

3.1          Eligible Employees. An Employee shall be eligible to receive Severance Pay if and only if the Employee’s employment terminates during the Change of Control Period, unless such termination is: (i) as a result of such Employee’s death, or such Employee’s Disability or Extended Leave of Absence in accordance with Section 3.2, (ii) by the Employer for Cause or (iii) by the Employee other than for Good Reason. In the event an individual’s employment is terminated prior to the occurrence of a Change of Control, such individual shall be entitled to benefits under the Plan only if a Change of Control actually occurs.

3.2          Disability or Extended Leave of Absence. If, as a result of an Employee’s incapacity due to physical or mental illness (a “Disability”), or as a result of any other leave of absence (an “Extended Leave of Absence”), the Employee shall have been absent from the full-time performance of his or her duties for longer than six (6) consecutive months, the Employee shall not be entitled to any benefits under the Plan.

3.3          Cause. The Employee shall not be entitled to any benefits under the Plan if his or her employment is terminated by the Employer for Cause. For purposes of the Plan, “Cause” means the occurrence of one or more of the following events:

(a)               The Employee’s conviction of, or entry of a plea of nolo contendere (or similar disposition) in respect of, any felony or any crime involving moral turpitude;

(b)               The Employee’s engagement in disloyalty to the Company including fraud, embezzlement, theft, misappropriation or proven dishonesty;

(c)               The Employee’s breach of any written confidentiality, non-competition, non-solicitation agreement, or material Company policy, in each case, regardless of whether such act or omission is materially injurious to the Company;

(d)               The Employee’s continued failure to substantially perform his or her duties, which failure the Employee fails to cure (other than any such failure resulting from incapacity due to physical or mental illness, Disability or an Extended Leave of Absence or the Employee’s termination of his or her employment for Good Reason) within ten (10) days after a written demand for substantial performance is delivered to the Employee by the Company or the Subsidiary by which he or she is employed, which demand describes in reasonable detail the manner in which the Company or such Subsidiary believes that the Employee has not substantially performed his or her duties; or

(e)               The Employee’s willful engagement in conduct which is materially injurious to the Company and/or any Subsidiary, monetarily or otherwise. For purposes of this Section 3.3, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Company and/or any Subsidiary.

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(f)                Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a written determination of the Compensation Committee issued pursuant to a meeting of the Compensation Committee (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Compensation Committee) finding that in the good faith opinion of the Compensation Committee the Employee was guilty of conduct constituting Cause, as set forth in this Section 3.3, and describing such conduct in reasonable detail.

3.4          Good Reason. The Employee shall be entitled to terminate his or her employment for Good Reason. For purposes of this Section 3.4 “Good Reason” shall mean, without the Employee’s express written consent, the occurrence during the Change of Control Period of any of the following circumstances:

(a)               a material diminution in the Employee’s annual total target compensation (including base salary, annual incentive and long-term incentives);

(b)               a material diminution in the authority, duties or responsibilities held by the Employee;

(c)               a material change in the geographic location at which the Employee must perform services, which for purposes of this Plan means the requirement that Employee must perform services at a location that is fifty (50) miles from the current office of the Company at which the Employee principally performed his or her services, other than on travel reasonably required to carry out Employee’s obligations under this Agreement, provided that such change in geographic location increases the Employee’s round-trip commute by more than forty (40) miles; or

(d)               any material breach of this Plan by the Company.

Provided, however, that a termination by Employee for Good Reason shall be effective only if (i) the Employee has provided a Notice of Termination to the Company within ninety (90) days after the initial existence of the event constituting Good Reason that an event constituting Good Reason has occurred, (ii) within thirty (30) days following the delivery of such notice of termination by Employee to the Company, the Company has failed to cure the circumstances giving rise to Good Reason, and (iii) Employee’s Termination Date occurs within thirty (30) days following the end of the thirty (30)-day cure period set forth above.

3.5          Termination of Employment. Any purported termination of the Employee’s employment by the Company or by the Employee during the Change of Control Period shall be communicated by written Notice of Termination to the other party. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. Any Notice of Termination to the Company shall be directed to the Compensation Committee at the address set forth in Section 6.3. All Notices of Termination shall be sent (i) by certified or registered mail and shall be deemed received three (3) business days after the date of mailing; (ii) by Federal Express or similar overnight courier and shall be deemed received one (1) business day after delivery to Federal Express or similar overnight courier; or (iii) by personal service and shall be deemed received on the same day as service.

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3.6          Disqualification. An Employee may not receive Severance Pay if any of the following disqualifying events occur:

(a)               The Employee is already receiving or is entitled to receive severance pay under an agreement, severance plan or policy of the Company, other than as contemplated under Section 4.5;

(b)               The Employee has signed an agreement prior to the commencement of a Change of Control Period pursuant to which his or her employment will terminate in the future on a date certain;

(c)               The Employee is a party to an agreement which excludes him or her from participation in the Plan;

(d)               Termination of his or her employment does not occur during the Change of Control Period;

(e)               The Company does not undergo a Change of Control;

(f)                The Employee does not timely execute and return to the Company a valid Release which remains unrevoked by the Employee for the seven (7) day revocation period, if applicable; or

(g)               The Employee voluntarily terminates his or her employment with the Company, other than for Good Reason during the Change of Control Period.

SECTION 4.

SEVERANCE BENEFIT AMOUNT

4.1          Severance Pay. Except as otherwise provided in this Section 4, the Severance Pay to be paid to an eligible Employee in accordance with Section 5 shall be an amount equal to the sum of (A) the product of the Applicable Multiplier for such Employee multiplied by the sum of one (1) Year of Pay for such Employee plus such Employee’s Target Bonus, plus (B) the Pro-Rata Bonus. In addition, except as otherwise provided in this Section 4:

(a)               Notwithstanding anything to the contrary in the applicable grant agreement, all of such Employee’s options or other rights to acquire Common Shares or partnership interests in Liberty Property Limited Partnership and all restricted stock, restricted stock units or other equity compensation granted to such Employee shall vest immediately upon the later of the Termination Date or the date of the Change of Control; provided, however, that if the vesting of restricted stock, restricted stock units or other equity compensation is to be calculated based on future performance of the Company or other future events or circumstances, such stock or units or other equity compensation shall be valued based on the performance of the Company (as measured against the relevant performance test or tests) as of the date of Change of Control, or the status of the relevant events or circumstances as of the date of Change of Control, without regard to performance of the Company or other events and circumstances occurring after the date of Change of Control. To the extent the Employee’s Termination Date is during the Change of Control Period but prior to the Change of Control, the unvested portion of the applicable awards will be deemed suspended and no vesting shall occur unless and until a Change of Control occurs during the six (6) month period following the Employee’s Termination Date. If a Change of Control does not occur during the six (6) month period following the Termination Date, the unvested portion of the applicable award will be forfeited automatically on the date that is six (6) months following the Termination Date, unless otherwise provided in the applicable grant agreements;

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(b)               the Company shall make a lump sum payment of $10,000 in lieu of continued coverage under the Company’s life insurance, accident or disability plans; and

(c)               the Company shall make a lump sum payment equal to one and one-half (1.5) times the Employee’s monthly cost (calculated as described below) to continue medical and dental coverage under the Company’s applicable benefit plans for the Employee, and, where applicable, the Employee’s spouse and dependents, for the eighteen (18) month period following the Termination Date. For this purpose, the monthly cost shall be determined as 100% of the applicable monthly cost of medical and dental coverage through COBRA for the Employee and, where applicable, the Employee’s spouse and dependents, less the monthly premium charge that is paid by active Company employees for similar coverage as in effect at the Employee’s Termination Date. The Employee may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans.

4.2          Increases to Severance Pay. The Company, in its sole discretion, may increase the Severance Pay to an amount in excess of that specified in Section 4.1, subject to the limitations of Section 4.6. Any increase in severance pay must be expressly authorized in writing by the Compensation Committee.

4.3          Unemployment Compensation. If an Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.

4.4          Sickness; Disability. If an Employee due to sickness or injury receives short-term disability payments, worker’s compensation or long-term disability payments after the Employee’s Termination Date and before Severance Pay is paid hereunder, any Severance Pay to be paid shall be reduced by the amount of any such short-term disability, worker’s compensation or long-term disability payments.

4.5          Reduction of Severance Pay. The severance benefit provided for in the Plan is the maximum benefit that the Company will pay for severance. To the extent that a federal, state or local law might require the Company to make a payment to an Employee because of that Employee’s involuntary termination (other than with respect to unemployment compensation), the benefit payable under the Plan shall be correspondingly reduced. To the extent that an Employee receives severance pay in connection with the cessation of his or her employment other than pursuant to the Plan (whether pursuant to a contract or other severance plan or policy), the benefit payable under the Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid after written request. Severance Pay that will be offset under this Section 4.5 does not include payments received by an Employee due to his or her participation in any other benefit plan which is not a severance plan, or payments made to an Employee for his or her accrued, but unused vacation or Paid Time Off days.

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4.6          Effect of Section 280G(b) of Code.

(a)              Reduction in Payments. In the event any Payment (as defined below) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments payable to the Employee pursuant to the terms of this Plan shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments payable to the Employee pursuant to the terms of this Plan will provide the Employee with a greater net after-tax amount than would be the case if no reduction was made. If reducing the Payments payable to the Employee would not provide the Employee with a greater net after-tax amount than if no reduction was made, then no reduction will be made and the full amount of the Payments will be made to the Employee.

(b)              Determining Net After-Tax Amounts. In determining whether a reduction in Payments payable to the Employee pursuant to the terms of this Plan will provide the Employee with a greater net after-tax amount, the following computations shall be made:

(i)               The net after-tax benefit to the Employee without any reduction in Payments shall be determined by reducing the Payments by the amount of federal, state, local and other applicable taxes (including the Excise Tax (as defined below)) applicable to the Payments. For these purposes, the tax rates shall be determined using the maximum marginal rate applicable to such Employee for each year in which the Payments shall be paid.

(ii)              The net after-tax benefit to the Employee with a reduction in the Payments to the Reduced Amount shall be determined by applying the tax rates under subsection (i) above, with the exception of the Excise Tax.

(c)              Reduction Methodology. In the event a reduction in the Payments to the Reduced Amount will provide the Employee with a greater net after-tax amount, any reduction shall be made in a manner consistent with the requirements of Section 409A of the Code.

(d)              Definitions. For purposes of this Section 4.6, the following definitions shall apply:

(i)              “Payment” shall mean an amount that is received by the Employee or paid by the Company or the Subsidiary that employs the Employee on his behalf, or represents any property, or any other benefit provided to the Employee under this Plan or under any other plan, arrangement or agreement with the Company or any other person, and such amount is treated as contingent on a change in control, as provided under Section 280G of the Code.

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(ii)             “Reduced Amount” shall mean an amount, as determined under Section 280G of the Code, which does not cause any Payment to be subject to the Excise Tax.

(iii)           “Excise Tax” shall mean the excise tax imposed under Section 4999 of the Code.

(e)              Determination of Reduction. All determinations to be made under this Section 4.6 shall be made by the tax counsel and Company’s independent public accountant immediately prior to the Change of Control (which may be the Company’s auditors) (the “Referee”), which firm(s) shall provide its determinations and any supporting calculations both to the Company and the Employee within ten days following the later of the Change of Control or the Employee’s Termination Date. Any such determination by the Referee shall be binding upon the Company and the Employee. All fees and expenses of the Referee in performing the determinations referred to above shall be borne solely by the Company.

(f)               Indemnification of Referee. The Company agrees to indemnify and hold harmless the Referee of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4.6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Referee.

4.7          Further Actions. The Company shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.

SECTION 5.

DISTRIBUTION OF BENEFITS

5.1          Payment. Except as otherwise specifically provided in this Plan, payments will be made in a single lump sum payment as follows:

(a)               If the Termination Date occurs prior to the Change of Control during the Change of Control Period, payments will be made within 60 days following the date of the Change of Control if the Change of Control constitutes a “change of control event” under Section 409A of the Code (“409A Change of Control”), provided the Employee has executed and not revoked the Release.

(b)               If the Termination Date occurs prior to the Change of Control during the Change of Control Period and the Change of Control is not a 409A Change of Control, payments will be made on the date within 60 days following the date that is six months following the Termination Date, provided the Employee has executed and not revoked the Release.

(c)               If the Termination Date occurs on or after the Change of Control, payments will be made within 60 days following the Termination Date, provided the Employee has executed and not revoked the Release.

5.2          Deceased Employees. Severance Pay shall be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.

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SECTION 6.

PLAN ADMINISTRATION

6.1          Compensation Committee. The Plan shall be administered by the Compensation Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan, and to make modifications and amendments to the Plan in accordance with Section 7.2 hereof.

6.2          Determinations Conclusive. The determinations by the Compensation Committee prior to a Change of Control on the matters referred to such Committee shall be conclusive. Prior to a Change of Control, the Compensation Committee shall have full discretionary authority, the maximum discretion allowed by law, to administer, interpret and apply the terms of the Plan, and to determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due. Subsequent to a Change of Control the Compensation Committee shall not have full discretionary authority; rather, its determinations shall be made strictly in accordance with the terms of the Plan and shall be subject to de novo review by a court of competent jurisdiction.

6.3          Disputes. In the event of a claim by any person, including but not limited to any Employee (the “Claimant”), as to whether such person is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Compensation Committee. Such claim must be filed within ninety (90) days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Compensation Committee by certified mail at the following address:

Liberty Property Trust

650 East Swedesford Road, Suite 400,

Wayne, PA 19087

Attention: General Counsel's Office

Compensation Committee for the

Liberty Property Trust Senior Officer Severance Plan

The Compensation Committee shall, within ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Compensation Committee may elect to extend such period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90)-day period. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim. The Claimant may request a review of such denial by making application in writing to the Compensation Committee within sixty (60) days after receipt of such denial. Such application must be via certified mail. The named appeals fiduciary is the Compensation Committee or the person(s) named by the Compensation Committee to review the Claimant’s appeal. Such Claimant (or his or her duly authorized representative) may, upon written request to the Compensation Committee, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her claim or position. Within sixty (60) days after receipt of a written appeal, the named appeals fiduciary shall decide the appeal and notify the Claimant of the final decision; provided that the named appeals fiduciary may elect to extend such sixty (60)-day period to up to one hundred twenty (120) days after receipt of the written appeal. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.

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6.4          Exhaustion and Time Limit to Bring a Judicial Claim.

(a)               A claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law, (ii) to enforce rights under the Plan, (iii) to clarify rights to future benefits under the Plan, or (iv) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures set forth in Section 6.3 above (an “Administrative Claim”). Any Judicial Claim must be commenced in the appropriate court or forum no later than two years from the earliest of (i) the date the first benefit payment was made or allegedly due; or (ii) the date the Compensation Committee or its delegate first denied the claimant’s request; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such two-year period, the period for commencing a Judicial Claim shall expire on the later of the end of the two-year period and the date that is three months after the claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such two-year period (or, if applicable, expiration of the three-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred.

6.5          Payment of Fees. All reasonable legal fees and expenses of the Claimant incurred in pursuing a claim in accordance with Section 6.3 shall be reimbursed to such Claimant by the Company, but only if the Claimant substantially prevails with respect to such claim.

SECTION 7.

PLAN MODIFICATION OR TERMINATION

7.1          Termination. The Plan shall continue in effect until terminated by the Company’s Board of Trustees.

7.2          Modifications and Amendments. Prior to a Change of Control, the Compensation Committee may, in its sole discretion, make any modifications or amendments to the Plan that it deems desirable; provided that if a Change of Control occurs within six (6) months after such modification or amendment, the modification will be deemed null and void ab initio except for such modifications or amendments which do not adversely affect the rights or reduce the amount of severance benefits payable to any Employee under the Plan or which are required by applicable law. If a Change of Control occurs, the Plan may not be modified, amended or terminated until two (2) years after the Change of Control occurs, except for such modifications or amendments which do not adversely affect the rights or reduce the amount of severance benefits payable to of any Employee under the Plan.

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7.3          Determination of Claims. All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to Section 6.3, and when acting pursuant thereto, the Compensation Committee shall retain the authority provided in Section 6. Notwithstanding any termination of the Plan, if a Change of Control has occurred, all Employees who are eligible before the date of termination to receive Severance Pay pursuant to the Plan shall remain entitled to receive said benefit under the terms and conditions of the Plan.

SECTION 8.

GENERAL PROVISIONS

8.1          No Right to Employment. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge him or her at any time, with or without cause.

8.2          Vacancies on Compensation Committee. If any of the positions on the Compensation Committee becomes vacant, either the Chairman of the Board or President of the Company may appoint such person or persons as he or she determines, to carry out the responsibilities assigned to such position under the Plan, so long as, if a Change of Control has occurred within two (2) years prior to such appointment, such person was employed by the Company or was a member of the Board of Trustees prior to such Change of Control.

8.3          Assignments. Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding adjudication of incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein.

8.4          Plan Unfunded. The Plan is unfunded.

8.5          No Set Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of the Plan, and such amounts shall not be reduced whether or not Employee obtains other employment.

13

8.6          Governing Law. The Plan shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.

8.7          Welfare Plan. The Plan is intended to constitute a "welfare plan" under the Employee Retirement Income Security Act of 1974, as amended, and any ambiguities in the Plan shall be construed to effect that intent.

8.8          Section 409A of the Code.

(a)               Interpretation. Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment by the timing of execution of a Release or otherwise. If a payment under the Plan is subject to Section 409A of the Code and payment could be made or could commence in two calendar years based on when the Employee executes the Release, payment shall be made or shall commence in the later calendar year.

(b)               Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of Employee’s termination of employment Company’s stock (or stock of any other company required to be aggregated with Company for purposes of Section 409A of the Code) is publicly-traded on an established securities market or otherwise and Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Company’s Board of Directors (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Employee under this Plan that are deemed as deferred compensation subject to the requirements of Section 409A of the Code and payable within six (6) months following Employee’s “separation from service” shall be postponed for a period of six (6) months following Employee’s “separation from service” with Company, if required by Section 409A of the Code. The postponed amounts shall be paid to Employee in a lump sum within thirty (30) days after the date that is six (6) months following Employee’s “separation from service” with Company. If Employee dies during such six (6) month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after Employee’s death.

14

(c)               Reimbursements. All reimbursements and provision of in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or the amount of in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the taxable year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted to the taxing authority.

8.9          Recoupment Policy. The Employee and any Severance Pay or benefits to which the Employee shall be entitled to under the Plan shall be subject to any compensation, clawback and recoupment policies as required by applicable law or regulation, or otherwise that may be applicable to the Employee as an employee of the Company, as in effect from time to time and as approved by the Board of Directors, the Compensation Committee or a duly authorized committee thereof prior to the Change of Control.

15

Exhibit A

16

Exhibit B

LIBERTY PROPERTY TRUST

GENERAL RELEASE AGREEMENT1

I, «Name», enter into this Release of Claims Agreement (“Agreement”) in favor of LIBERTY PROPERTY TRUST (the “Company”) any and all of its respective predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates, related entities and present and former officers, directors, employees, stockholders and agents of same both in the United States and abroad acting in their capacity for the Company, in exchange for the benefits I will receive from the Company that are described below, and state as follows:

I.	Termination Date. I understand and acknowledge that the effective date of termination of my employment with the Company is «Termination Date» (the “Termination Date”).

II.	Eligibility to Receive Plan Benefits. By executing and providing a copy of this Agreement within the timeframe set forth below in Section V, I acknowledge that I have met the eligibility requirements, as set forth in Section 3.1 of the “Liberty Property Trust Senior Officer Severance Plan,” attached as Attachment A (the “Plan Benefits”). Furthermore, I acknowledge that I understand I will be ineligible to receive Plan Benefits if any of the disqualifying events, as set forth in Sections 3.2, 3.3 and 3.6 of Attachment A, occur.

1 Note: There is a separate release for UK employees.

III.	Release. In consideration for my receipt of the Plan Benefits, which I acknowledge I would not otherwise be entitled to receive, I hereby fully, irrevocably and unconditionally release any and all known and unknown claims that I presently have against the Company, any and all of their respective predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates, related entities and present and former officers, directors, employees, stockholders and agents of same both in the United States and abroad acting in their capacity for the Company (individually and collectively the “Released Parties”), through the date of execution of this Agreement, including, but not limited to: all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of my employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C. Title VII of the Civil Rights Act, and the Pennsylvania Human Relations Act, Pennsylvania Equal Pay Law, Pennsylvania Whistleblower Law, Pennsylvania Pregnancy Guidelines of the Human Relations Commission [Insert Additional Applicable State Laws Based on State of Residence], or any other statutory or common law limitation or regulation of the employment relationship of state or federal law. Also included in the released Claims are all wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. In addition, I acknowledge that I hereby waive all claims available against the Released Parties arising out of my employment with the Company or termination of that employment under the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act (collectively, the “Claims”). I acknowledge that I am not waiving my right to vested benefits under the written terms of the Company’s 401(K) Plan, claims for unemployment or workers’ compensation benefits, any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, [any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to the performance of my duties as an employee or officer of the Company,][2] claims arising after the date on which I sign this Agreement, or claims that are not otherwise waivable under applicable law.

IV.	Complaints. I hereby certify that I have not filed any complaint against any Released Party with any local, state or federal court and agree not to do so in the future for any Claims against the Released Parties, subject to the exceptions set forth in Section VII below.

V.	Consideration Period. By executing this agreement and releasing the Claims against the Released Parties, I acknowledge that:

a.	I have read this Agreement and understand the terms set forth herein;

b.	I am signing this Agreement voluntarily in order to release the Claims against the Released Parties, in exchange for the Plan Benefits which I otherwise would not have received;

c.	I am signing this Agreement after the date of my separation from the Company, and I was offered at least forty-five (45) days to consider my choice to sign the Agreement;

d.	The Company advises me to consult with an attorney;

e.	I am aware that I can revoke this Agreement within seven (7) days of signing it and that the Agreement does not become effective until the seven (7)-day period has passed. I understand that if I wish to revoke this Agreement within the seven (7)-day period, I must contact [CONTACT NAME];

2 Note: To be included for those employees who have a right to indemnification.

f.	I agree that I have received an attachment to this Agreement (Schedule 1) that identifies the decisional unit, which means the class, unit, or group of individuals covered by the offer of the Plan Benefits in consideration for signing this Agreement as a part of a group termination, the factors the Company used to determine who was eligible or selected for the employment termination program, the time limits for the employment termination program, the job titles and ages of all individuals within the decisional unit who were made eligible or selected, and the job titles and ages of all individuals within the decisional unit who were not selected or made eligible; and[3]

g.	I agree that any changes to this Agreement before its execution, whether material or immaterial, do not restart the time the Company has provided me to review the Agreement.

VI.	Confidentiality of Agreement Terms. Subject to the exceptions set forth herein, I agree that the existence and terms of this Agreement are confidential, and agree not to disclose the existence of or information contained in this Agreement, except (a) to my attorney, accountant, income tax advisor or similar professional, or spouse or domestic/civil union partner, (b) pursuant to a lawful subpoena, or (c) as otherwise permitted by law.

VII.	Reports to Government Entities. I acknowledge that nothing in this Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any other Released Parties resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I acknowledge and understand that I do not need the prior authorization of the Company to engage in conduct protected by this clause, and I do not need to notify the Company that I have engaged in such conduct.

VIII.	Section 409A. It is intended that the payments and benefits under this Agreement, including the Plan Benefits as described in Attachment A, shall be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Each payment hereunder is a separate payment. All amounts payable hereunder are intended to meet first, the short-term deferral exemption, to the extent applicable, and second, the separation pay exemption, to the extent applicable. The terms of Section 8.8 of the Plan are hereby incorporated by reference.

3 Note: To be included for employees 40 and older.

IX.	Successors. This Agreement is for the benefit of and is binding upon me and my heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Released Parties and their successors and assigns.

X.	Entire Agreement and Amendment. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the parties, except with respect to certain provisions or other prior agreements specifically incorporated by reference herein, including but not limited to Attachment A. Each Party acknowledges that such Party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

XI.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law. Any court of competent jurisdiction within Pennsylvania shall have jurisdiction to hear and decide any controversy between the Parties under or relating to this Agreement.

XII.	Non-Admission of Liability. I acknowledge that I understand that this Agreement and release of Claims against the Released Parties is not an admission of liability on the part of the Released Parties.

XIII.	Assignment. I hereby certify that I have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein. I acknowledge that I understand the Company may assign its rights under this Agreement.

XIV.	Severability. The Parties agree that if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given their intended effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XV.	Notices. All notices required by this Agreement shall be in writing and shall be deemed to have been duly delivered in person or when mailed by certified mail, return receipt requested, as follows:

•	To Employee: to «Address1» «Address2», «City», «State», «Zip» or to the last address I provide to the Company.

•	To the Company: 650 East Swedesford Road, Ste 400, Wayne, PA 19087, Attn: General Counsel.

Schedule 14

4 Note: To be included for employees 40 and older.

ACCEPTANCE

I hereby agree to the terms and conditions set forth above in the Agreement and in Attachment A. I hereby state that I know and understand that by accepting the Plan Benefits described herein and in Attachment A, and by signing the Agreement, I am giving up any right I might have to bring a Claim against the Released Parties.

TEAM MEMBER: «Name»

Date:
(Signature)
EMP ID: «ID»